Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
WOR - Q4 2015 Worthington Industries Inc Earnings Call

EVENT DATE/TIME: JUNE 25, 2015 / 02:30PM GMT

CORPORATE PARTICIPANTS

 Cathy Lyttle Worthington Industries, Inc. - VP of Corporate Communications and IR
 Andy Rose Worthington Industries, Inc. - EVP & CFO
 Mark Russell Worthington Industries, Inc. - President & COO

CONFERENCE CALL PARTICIPANTS

 Phil Gibbs KeyBanc Capital Markets - Analyst
 John Tumazos John Tumazos Very Independent Research, LLC - Analyst
 Luke Folta Jefferies LLC - Analyst

 PRESENTATION

Operator

 Good morning, and welcome to the Worthington Industries' fourth-quarter 2015 earnings conference call.

(Operator Instructions)

This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I'd now like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may now begin.

 Cathy Lyttle - Worthington Industries, Inc. - VP of Corporate Communications and IR

 Thank you, Greg. Good morning. Thanks for joining us on our fourth-quarter and fiscal year-end earnings conference call. As a reminder, certain statements made on this call are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risk and uncertainties and could cause actual results to differ materially from those suggested. Please review our earnings release issued last evening for more detail on those factors that could cause actual results to differ materially.

We will have a replay of today's call a little bit later on our website. On our call this morning with you: Mark Russell, President and Chief Operating Officer, and Andy Rose, Executive Vice President and Chief Financial Officer. Andy will begin.

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Thank you Cathy, and good morning everyone. The Company had a mixed year in Fiscal 2015. After several years of strong growth, we were unable to achieve our goal of year-over-year growth in earnings. Macro headwinds from declining steel and oil prices and operational challenges in Cylinders and Engineered Cabs hindered profits. After adjusting for restructuring and nonrecurring charges, the Company earned $2.12 per share for the year, down 11% from $2.37 per share in 2014.

EBITDA adjusted for impairment charges was $327 million, down 6% from $347 million in 2014. The biggest driver of these declines was $0.17 per share of FIFO inventory holding losses occurred in 2015 compared to $0.03 per share of gains in 2014. Adjusting for the impact of FIFO, the Company earned $2.29 per share in 2015 versus $2.34 per share in 2014. For the fourth quarter, the Company earned $0.53 per share adjusted for restructuring charges. Adjusting further for the $0.10 per share of FIFO losses during the quarter, we would have earned $0.63 per share.

The quarter included several unique items, $3.7 million of repair costs related to design fixes on our CNG fuel systems and obsolete inventory in oil and gas. The Company benefited from a $5.5 million foreign tax credit related to the closure of our Indian cylinders joint venture, which reduced our effective tax rate by 5%.

Impairment and restructuring charges totaling $6.5 million, or $0.09 per share, resulted from a goodwill write-off related to the sale of our aluminum high pressure business in Mississippi and obsolete intangibles related to our CNG fuel systems business.

Equity income from our joint ventures during the quarter was down modestly across most joint ventures, but the big miss was at Serviacero where declining steel prices hurt margins. For the year WAVE and ArtiFlex posted positive year-over-year results while ClarkDietrich and Serviacero were both hurt by declining steel prices.

We received dividends of $14.5 million during the quarter and $78.3 million for the year against $87.5 million in equity income for a 90% free cash flow conversion ratio on equity income. Our free cash flow conversion ratio for joint ventures over the past 10 years has been 98%.

Cash from operations was $75 million for the quarter. We spent $23 million on capital projects, distributed $12 million in dividends and repurchased 1.1 million shares for $29 million at an average price of $26.54.

Debt decreased by $29 million during the quarter. Our balance sheet is well positioned with $550 million of long-term capital at an average rate of 5% with maturities spread across 2020, 2024 and 2026. We successfully closed on a five-year extension of our credit facility during the quarter and upsized it to $500 million. At quarter end we had total funded debt of $671 million and $515 million available under our revolving credit facilities at an approximate borrowing rate of 1.4%. We have plenty of low-cost capital at our disposal and attractive opportunities in front of us.

Our stock price was negatively impacted in Fiscal 2015 by declining steel and oil prices. However, we distributed $46 million in dividends and spend $127 million repurchasing 4.2 million shares representing 6% of our outstanding float, taking advantage of the lower valuation. Our share repurchase authorization has 7.5 million shares outstanding.

The Board of Directors yesterday declared a dividend or $0.19 per share, a $0.01 per share increase over the previous amount, payable in September 2015. The Company continues to generate solid earnings and free cash flow and we are pleased to raise our payout for the fifth consecutive year. While we are disappointed that we were unable to deliver year-over-year growth in earnings and stock price appreciation, we did capitalize on the opportunity to reward our shareholders in other ways and will continue to look for more in 2016.

Our growth strategy aims to build Worthington into a leading industrial enterprise delivering growth in earnings, free cash flow and return on invested capital. We're optimistic that we can continue on that trend in Fiscal 2016.

We will continue to drive base business improvement via our refocused and lean-oriented transformation, utilize acquisitions to get us into more engineered products and markets and continue to accelerate our product development and innovation capabilities. We are proud of everything that our employees accomplished in 2015, and are confident that our strategy and team will deliver on our high expectations for Fiscal 2016. I'll now pass the call on to Mark Russell who will discuss operations.

 Mark Russell - Worthington Industries, Inc. - President & COO

 Direct volume in our steel business was down 1% in the quarter compared to last year, excluding in Rome and TWB. Metal Service Center Institute data for the same period showed direct shipments down nearly 8%, indicating our continued strength in the direct market.

Demand from our mill and service center customers for toll pickling and galvanizing was even with last year, with the exception of one facility which was still off significantly, which pushed our overall toll volume down an average of 18%. By market and excluding our recent Rome, New York strip acquisition, automotive shipments to the Detroit Three were down 1%. Other automotive shipments were flat. Heavy truck continued to show some strength and was up 10%. Construction was our strongest segment, with shipments up 24%. Agriculture was down 39%, and again was our weakest segment.

The integration of our Rome cold-rolled strip acquisition continues on pace. And the performance of the business is meeting, and in some cases exceeding our expectations at this point. Our joint venture strip processing facility with Nisshin and MISI in China remains on track for startup in the first half of calendar 2016.

The growth of the steel company's Tailor Welded Blanks joint venture with Wuhan Iron and Steel continues. Our latest new facility in Nashville is on track to start production this fall. TWB has introduced several new products to the market. Curvilinear welded blanks and Tailor Welded coil products for highly efficient coil-fed stamping applications are both now in full commercial production. Friction stir welding of aluminum blanks continues to show promise in ongoing OEM trials. Our Serviacero joint venture in Mexico also continues to grow, with another shipment record on the back of the rapidly growing Mexican automotive manufacturing base.

Pressure Cylinders, oil and gas equipment sales were essentially flat, but we were down 18% if you adjust for our MEF acquisition which was not in last year's numbers. Oil and gas market conditions continue to be challenging, as the number of operating rigs is down about 50% since last year and the number of well completions is down in the range of 75%.

We've adjusted our cost structure to match current demand, reducing our workforce by over 35% as we announced last quarter. Exploration and production companies continue to drive down the cost of drilling and completing a well, further reducing the price at which they can operate profitably. Most forecasters expect a gradual recovery over the next few quarters. Our objective is to operate profitably in spite of current market conditions. We believe that our customized well-site solutions can even grow organically in this environment.

In our industrial products business sales globally were off 9% compared to last year, primarily due to foreign exchange losses from our steel high-pressure business in Europe and soft demand for non-refillable refrigerant cylinders due to a specific customer's planned outage. During the quarter we sold our underperforming Mississippi aluminum high-pressure operation.

Consumer products sales decreased 5% compared to last year. Our production output for BernzOmatic torches increased in the quarter as we continue to drive the improvements flowing from the plant consolidation we started earlier in the fiscal year. Our volume of non-refillable 16-ounce camping cylinders was up 8% compared to the prior year quarter.

Alternative fuels sales were up 9% as our Pomona, California facility realized increased sales to compressed natural gas customers, as well as for OEM hydrogen fuel development programs. Demand for liquid petroleum gas and compressed natural gas sales in Europe continue to be softer.

Our cryogenics products volume in North America continues to grow with May marking another record sales month for our liquid cryogenic line products. We are set to commercially release a new cylinder for beverage carbonation applications in the first quarter. For LNG Cryogenic solutions we maintain an optimistic view for high horsepower marine and rail applications, despite the current fuel spread compression between LNG and diesel fuels. Our new facility in Turkey remains on schedule for commissioning in 2016. With this state-of-the-art facility, we'll be well positioned to respond to growing global demand for liquid natural gas.

Engineered Cabs' market continues to be weak. Large mining equipment remains weak. Agriculture is still weak as corn and grain pricing remains depressed. After a number of record years in the past two seasons, farmers seem to be waiting for more favorable weather patterns and improved crop pricing. Residential and commercial construction improvement is driving slightly improved growth and sales, skewed towards smaller equipment such as skid steer and small-wheel loaders. The relatively small forestry market segment remains strong, but growth there appears to be slowing.

Last quarter we announced the September closure of our Florence, South Carolina Cabs facility. We're grateful to our dedicated Florence employees for their continued excellent work for our customers despite the daily challenges posed by the ramp-down there. The majority of our Florence business is being moved, along with a number of our Florence employees, to our Greeneville, Tennessee facility. We are in the process of hiring approximately 140 new employees there in order to meet the projected increase in demand.

At both our Greeneville, Tennessee and Watertown, South Dakota facilities we continue to build on our established transformational culture. And when our consolidation moves are complete, and even assuming no change in market demand, this more efficient two-plant manufacturing footprint should return Engineered Cabs to profitability going forward. Any market recovery would only accelerate our progress.

Our WAVE joint venture with Armstrong saw a 2% decrease in volume in the Americas. Volume in Europe fell 8% with the largest decreases in Russia, the Ukraine and Eastern Europe due to economic and political conditions there. Sales were slightly higher in the UK.

Asia volume is down 12% due to weaker market conditions in China, although India sales were slightly higher. Our acquisition of the business that produces our Axiom and Serpentina products from Fry Reglet continued on pace and was accretive to earnings in the quarter.

Overall we've renewed our focus on transformation across the Company with our [Flash] Corporate Team led by DJ Johnson rapidly driving diagnostic and improvement events that give much of the senior leadership of the Company on the ground and in the trenches doing actual Kaizen work. We believe that this approach has the potential to drive the same kind of transformational improvements we have seen in the past, but potentially more rapidly and with broader scale. Our initial engagements using this approach, which so far focused on Cylinders retail and oil and gas equipment, has already produced some extraordinary initial results. We will keep you informed about the progress of this exciting work in future quarters.

Now Greg, we are ready to take any questions people might have.

 QUESTION AND ANSWER

Operator

 (Operator Instructions)

Phil Gibbs from KeyBanc Capital Bank.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Had a question on the FIFO holding losses. Do you have a pretax number there? Just curious as to what tax rate you are using? Some pretext would be helpful. If you have that? And then there was something else that you pointed out, outside the tax piece that may have been special to the Cylinders results. Just looking for some color on that?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 We'll work on the first part for you, Phil. The second part of your question was?

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 You had called something out between the tax commentary and the FIFO holding loss commentary that may have been unique to the results.

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Our tax rate benefited by about 5%. It was about 5% lower because of a foreign tax credit due to some tax planning around the closure of our Indian cylinders joint venture. It is not in Cylinder's operating results. It just affects our tax rate.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. So nothing unique within cylinders itself?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Correct.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. Then in terms of the big outflow of capital into payables, anything unique there as to why that was trued up so aggressively in the quarter?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 I actually -- I don't have a great answer there. Typically when that happens, it is just timing of payables. We buy so much steel, north of $1 billion a year, that depending on when the payment happens and when the quarter cut-off is, that can swing payables pretty dramatically. There's nothing systemic inside the business that is driving that.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. Bigger question for Mark. Just on the transformation and DJ and what you are seeing in Cylinders right now and why you expect this round to be potentially more successful than the first go-round, I guess, and the transformation in that piece of the business?

 Mark Russell - Worthington Industries, Inc. - President & COO

 I feel like what we are doing is we go through the same process where we do it diagnostic and we get the best data we can get, and then we start postulating improvements and start driving them. The difference is we used to kick that work off and then leave it to a local team to continue it.

What we're doing now is the entire team, including myself, stays. And for the first week we all work together on it. You, me, here, now kind of theme. We try to accelerate everything and get it to go deeper and faster.

So far, that appears to be working. So that's why we are excited about it. It's the same kind of improvements we've seen in the past, that you saw in our steel company as we did that work starting some years ago. But we think it will -- it can go deeper and faster with this new approach.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 The approach of you being more hands-on and then DJ being in the mix, is that the thought process?

 Mark Russell - Worthington Industries, Inc. - President & COO

 Not just me. We have the entire executive team that comes to kick it off. We stay for the week and we all do the work.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 okay.

 Mark Russell - Worthington Industries, Inc. - President & COO

 Actually, and there's another tweak, Phil, we actually started the work with two days of pre-work with the commercial team. We bring the commercial team in as well, and we work on everything from supply chain operations to sales. The actual process is seven working days if you include the commercial part which happens typically right before the operations work kicks off.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Lastly, and I will hop back into the queue, any update on the Turkish cryo facility and the ramp, and then what you are seeing there? Thanks.

 Mark Russell - Worthington Industries, Inc. - President & COO

 It's on track. We're moving from the legacy kind of abounded facility in Istanbul to a brand-new state-of-the-art facility that we constructed in Bandirma, which is about two hours southwest along the water from Istanbul. That is a perfect location for us in an international industrial park, and we're laying that out to be the best facility in the world to produce cryogenic products.

It's on track. It's caused a lot of disruption as we're split between the two facilities. The market is not great with the spreads being compressed between LNG and diesel right now. We expect that to continue, but it's going to be gradual. It'll be open in 2016.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Thank you.

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Phil, back to a question on for FIFO we're using a tax rate of 35%, kind of the standard corporate rate as opposed to our effective rate for the year.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 On that $0.10 number?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Yes.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay, thanks.

Operator

 John Tumazos from John Tumazos Independent Research.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Could you describe the CapEx outlook for Fiscal 2016, particular large projects or items of emphasis? In terms of acquisition priorities, are there any sectors you're more interested in?

For example, while the auto market is near record, flat rolled steeled is depressed with selling prices. We read of service centers going bankrupt in the trade press almost every week. Also the oil and gas sector is very depressed. The natural gas sector is very depressed. It would seem like it would be a better-than-average time to go hunting.

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Yes. I mean, maybe just to the acquisition question first, John. I don't disagree that the time to be more aggressive is when prices are low and there is less competition for buying companies or assets. I would say for us right now, particularly in the oil and gas, we've invested a reasonable amount of capital over the last three years.

We're spending a lot of time working to make that business, to really optimize the footprint, make it more efficient. And also start to cross-sell some of the newer separator technologies across our footprint. So I don't anticipate that's going to be a huge area of focus for us.

We continue to look at opportunities. We always look. But at least for the time being, we are in a little bit of digestion period, at least in that segment. Really, generally speaking, in Cylinders.

We've grown a lot through acquisition over the past five or six years. We just went through a reorganization in terms of management in the business. So I think we continue to view acquisitions as part of our strategy to grow the Company, but maybe not as aggressive right now as we have been over the past five years. It's also a little frothy out there, to be honest. Prices are pretty steep. Capital is widely -- low-cost capital is available, and so there's a lot of buyers. I think we're going to be a little more cautious right now on that front.

 Mark Russell - Worthington Industries, Inc. - President & COO

 I would add that, of course, we are always open to high confidence tuck-in acquisitions in our core. Example of that would be Rome and Fry Reglet deals we just did.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Thanks.

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Your answer on CapEx is last year I think we were just under $100 million, John, and I would say that's probably a pretty good proxy for next year as well.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Is there any particular projects that are noteworthy in that $100 million?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 The good news there is probably two-thirds of it, maybe even three-quarters is capacity expansion. We're adding facilities in Tailor Welded Blanks, we are adding some capacity in the steel company and the cold rolling strip business.

We're finishing out the build-out of the Cylindersï¿½ Turkey plant. So I would say the lion's share of the CapEx centers around capacity expansion where we've got bottlenecks and productivity improvements.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 If I could ask one last question. Is it a fair assumption as we enter the fiscal year June 1 that across all your different businesses, your steel inventories are close to trough prices given the different spot market benchmarks, seem to be bottoming in March, April and May?

 Mark Russell - Worthington Industries, Inc. - President & COO

 I would say we are close. There's always a quarter lag, basically. Prices have recently stopped going down. They appear to have stabilized, maybe a slight uptick.

But it will take us a quarter to work through the downward prices. So we do anticipate some FIFO headwinds for the next quarter. But after that, you are right. We should be right at rock-bottom prices and our spreads should level out again.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Thank you very much.

Operator

 Luke Folta from Jefferies.

 Luke Folta - Jefferies LLC - Analyst

 First question I had is on the Cabs business. I just wanted to clarify. With the closure that you've had, even if demand stays where it is, you are expecting that business to be profitable going forward? Is that something we should be thinking about as early as this quarter?

 Mark Russell - Worthington Industries, Inc. - President & COO

 No, no. We have to finish the consolidation first, Phil -- or Luke, sorry. Luke, the plant won't close until the end of September. And then we'll have some ongoing cost as we continue to move dies and close things out. But within a couple of quarters you should see us return.

 Luke Folta - Jefferies LLC - Analyst

 Okay. Then on the Cylinders business, you're seeing in the release, the volumes [of course] came down quite a bit in the oil and gas piece of that. Would you say that if you strip out the restructuring stuff, has that business, do think, gotten to as bad as it is going to get with the pullback we've seen in oil and gas? Or is there, I guess, are we still on the way down? Is the trajectory there is still going down heading into the next quarter or two?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Yes. I mean, the way I would characterize it is the prices have stopped going down, maybe even ticked back up a little bit to the point where there is some increasing activity. But there was such a backlog of equipment in the sector that I would say our business probably hasn't quite reached the bottom. We're probably pretty close, to be honest.

We took pretty drastic action last quarter to scale the business to where we thought it made sense and we could keep it profitable, and that's our goal for this business. It's some uncertainty out there in terms of what the E&P companies are going to do, how their CapEx budgets are going to change for the coming year. I think most people are saying is, they are pretty confident that calendar 2016 is going to be better than 2015, but the back half of 2015 is still a little bit of an open question.

 Mark Russell - Worthington Industries, Inc. - President & COO

 Luke, in the short run with completions down in the range of 75%, that can't help but be a headwind for us. That's the bad news. The good news is with that kind of adjustment, that breathtaking adjustment, they will eat through that backlog pretty quickly.

 Luke Folta - Jefferies LLC - Analyst

 (Technical difficulties). Regarding steel prices. I think I understood what you were saying in terms of steel inventory costs. When you look at the impact of your selling prices in the steel business, I know there's some lags built in there. Would you say in terms of the FIFO inventory impact, is that something we should be thinking about as similar sequentially in the August quarter?

Then in terms of your selling prices as reported, has that come down to now fully reflect, I guess, what the spot pricing environment is currently? Is there another quarter of catch up?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 You have to tell me what steel prices are going to be in July and August before I can tell you what the FIFO for the quarter is going to be. So a little bit (multiple speakers).

 Luke Folta - Jefferies LLC - Analyst

 Assuming flat.

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Yes. I mean, again it's hard for me to say is its the same. I do think we still are facing some headwinds.

To be honest, I'm pretty optimistic that hopefully we can have less of a headwind in this quarter. But that being said, the quarter has still got to play out.

 Mark Russell - Worthington Industries, Inc. - President & COO

 If you assume that they are flat, then we still have carryover. It would be less because it would only be on the quarter. If you are going to assume -- again, you said you have to know what the prices to assume what it is other than that.

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 Yes. As an example, and this wasn't called out in my comments. But of the $10 million, or $0.10, probably 10% of that was in LCM adjustment, which really is a pull-forward to next quarter. So with prices having stopped going down, which we hopefully won't have a LCM in the next quarter.

 Luke Folta - Jefferies LLC - Analyst

 Okay, All right. Thanks. I guess one last question. I know you don't want to project this too specifically. The pace of share buybacks over the last eight quarters or so has been fairly consistent. Is there any reason to suspect that that wouldn't continue over the next -- over 2016?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 We are optimistic -- or opportunistic buyers, if you will. We did ramp up our purchases the last couple quarters from the run rate pace and that's really a reflection (technical difficulties) stock, the trading multiple on our stock went down almost 2 points.

I think the decline in oil prices, the decline in steel prices really had an impact, and so we tried to take advantage of that. For us it's always a balancing act between capital investment, acquisitions, our debt level and what we think the value is in investing in our stock.

I would say where we are right now, certainly feels like it's a pretty attractive buying opportunity. In terms of the pace, that's a little bit to be determined.

 Luke Folta - Jefferies LLC - Analyst

 Thanks a lot, guys.

Operator

 John Tumazos, John Tumazos Independent Research.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 In your table that breaks down the cylinder business across the five different end markets, I noticed that the consumer segment is $100 million-some smaller than it had been one or two years ago. Was there some reclassification of the end markets out of consumer into the other four? And could you elaborate in your interpretation of your cylinder customer basis?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 John, we'd have to go back and look at it. We have moved the product classifications around a little bit, to try and mirror them with the way we're managing the business, if you will. So there have been some changes. $100 million sounds like a lot to me. So we'd have to go back and look at that, and we are happy to do that. But we probably won't be able to do it on the --

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Sure, sure. Let me ask you another question. In the annual report footnote, the debt of WAVE at the end of the prior calendar year was just over $200 million. What is the total debt of all the nonconsolidated subsidiaries?

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 I want to say it is around $300 million, but we will get that number for you.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Thank you very much.

Operator

 Phil Gibbs from KeyBanc.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 I think you had given some color on the tolling volumes relative to last year. Did you say they were down 18% relative to last year?

 Mark Russell - Worthington Industries, Inc. - President & COO

 Yes, they were flat overall with the exception of the cold roll galv line, which was down a lot. And that took the average down 18%.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. Then do you have that mix as a percentage of the volume?

 Mark Russell - Worthington Industries, Inc. - President & COO

 That makes the overall volume, if you count the lump toll and direct together mix, the total mix down 10%.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Total mix down 10% relative to last year, you are saying?

 Mark Russell - Worthington Industries, Inc. - President & COO

 Yes. Again, the toll miss was driven by one facility, which is -- I don't think that was a market. That's not a market problem. It's something we're working on.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. It was still around the 60/40 type (multiple speakers).

 Mark Russell - Worthington Industries, Inc. - President & COO

 You're talking about the mix. 60/40 direct and -- yes, that is pretty similar.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. All right. Thanks so much.

Operator

 (Operator Instructions)

At this time, there are no further questions.

 Mark Russell - Worthington Industries, Inc. - President & COO

 We owe John an answer. If we can do it now, we'll do it. We got that?

Operator

 (Operator Instructions)

 Andy Rose - Worthington Industries, Inc. - EVP & CFO

 We don't have the exact number, but is going to be around $300 million, John. We can get that for you off-line. It's also published in our 10-Q, the number will come out.

It hasn't changed dramatically from what it was last quarter. I'm sure of that. You could look at last quarter's Q and get be a good proxy for it.

All right. Thank you all for joining us. We look forward to speaking to you in September, and have a great Fourth of July holiday.

Operator

 Ladies and gentlemen, this conference will be available for replay after 12:30 Eastern time today through July 2. You may access the AT&T teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code 361336. Those numbers once again are 1-800-475-6701 with the access code 361336.

That does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2015 Thomson Reuters. All Rights Reserved.